EXHIBIT 10.45
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made on 3 November 2017 between GAIN Capital UK Limited, a private limited company with a registered office address at Park House, 16 Finsbury Circus, London, EC2M 7EB (the “Company”) and Alastair Hine of 75b London Road, Tunbridge Wells, Kent, TN1 1DX (the “Executive”) to record the terms on which the Executive is employed by the Company.
1    Definitions.
In this Agreement (and in the Schedules to this Agreement (unless otherwise stated)), the following definitions apply:
Board means the board of directors of the Parent Company;
Confidential Information includes any confidential information (in whatever form and wherever located) relating to customers or potential customers, employees, officers or shareholders of the Company or any Group Company, its or their respective track records, prices or pricing policies, customer lists, marketing information, market share, maturing business opportunities, tenders, intellectual property, business plans or dealings, technical data, financial information and plans, credit and payment policies, designs, formulae, algorithms, models, product lines, research activities, advisors’ reports, details of the experience, attributes, remuneration, skills, experience and personal information of persons employed or engaged by the Company or any Group Company, any document marked “Confidential” or “Secret”, or any information which the Executive has been told is confidential or which he might reasonably expect the Company or any Group Company to regard as confidential, or any information which has been given to the Company or any Group Company in confidence by customers, potential customers, suppliers or other persons and including information which the Executive creates, develops, receives or obtains in the course of the Employment;
Employment means the Executive’s employment with the Company on the terms of this Agreement;
Group Company means, in relation to the Company, any subsidiary or holding company, or any subsidiary of such a holding company (“holding company” and “subsidiary” having the meanings set out in section 1159 of the Companies Act 2006) or any subsidiary undertaking or parent undertaking or any subsidiary undertaking of such a parent undertaking (“parent undertaking”, “subsidiary undertaking” and “undertaking” having the meanings set out in sections 1161 and 1162 of the Companies Act 2006) and any reference to the Group shall be construed accordingly and, in relation to the Parent Company, any subsidiary or holding company, or any subsidiary of such holding company (“holding company” and “subsidiary” having the meanings set out in section 1159 of the Companies Act 2006) or any subsidiary undertaking or parent undertaking or any subsidiary undertaking of such parent undertaking (“parent undertaking”, “subsidiary undertaking” and “undertaking” having the meanings set out in sections 1161 and 1162 of the Companies Act 2006) and any reference to the Group shall be construed accordingly;
Parent Company means GAIN Capital Holdings, Inc., a corporation organised under the laws of Delaware and the ultimate holding company of the Company.
Regulations means the Working Time Regulations 1998;

Termination Date means the date on which the Employment ends.

2	Appointment.

(a)	The Company will employ and the Executive will serve as Chief Operating Officer on the terms of this Agreement.

(b)
The Executive will report to the Chief Executive Officer of the Parent Company and shall have general control and responsibility for the management of the general business operations of the Company and the other Group Companies, in each case as defined by the Chief Executive Officer of the Parent Company from time to time.

(c)
The Executive represents that he is entering into this Agreement voluntarily and that his Employment hereunder and his compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound, or any legal duty that he owes or may owe to another.

3	Employment Term.

(a)
The Employment will start on 3 November 2018 and will continue on and subject to the terms of this Agreement, in particular clause 17 below, for an initial period expiring on 31 December 2018, after which the Employment will automatically renew annually for a further period of one year unless either party gives the other at least 60 days’ written notice of non-renewal, in which case this Agreement will terminate on the date specified in such written notice.

(b)
The first six months of the Executive’s employment shall be a probationary period (the “Probationary Period”). The Company may, at its absolute discretion, extend this period for such further period as it may decide. During the Probationary Period your performance and suitability for continued employment will be monitored.

(c)
The Company may, in its absolute discretion, at any time terminate the Employment with immediate effect by notice in writing to inform the Executive that the Employment will terminate with immediate effect and that the Company will pay the Executive an amount in lieu of all or part of the period of notice set forth in clause 17(d) equal to the portion of his Base Salary otherwise payable during such period, provided that:

(i)	Any payments due to the Executive under this clause 3 will be subject to such deductions as the Company is required to make;

(ii)
The Executive will only be entitled to payment under this clause 3 if the Company notifies him in writing of its decision to make the payment in lieu of notice and the Executive complies with his obligations under this Agreement including and in particular under clause 23 (Restrictions after Employment); and

(iii)
The Company may pay any sums due to the Executive under this clause 3 in equal monthly instalments (on or about the normal date of payment of Base Salary) until the date upon which the notice period (or the balance of the notice period) applicable under clause 17 would otherwise have expired.

4	Duties and Extent of Services.

(a)
As an executive officer of the Company, the Executive shall be entitled to all of the benefits and protections to which all officers of the Company are entitled pursuant to the Company’s organisational documents, which shall include, but not be limited to, the rights of indemnification set forth in such organisational documents, and coverage under the Company’s directors’ and officers’ liability insurance, as are in effect from time to time.

(b)
During the Employment, the Executive agrees to devote all his business time, attention, and skill to the Company’s business and that of any Group Companies. The Executive covenants, warrants and represents that he shall devote his full and best efforts to the fulfillment of his employment obligations, and he shall exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties. He will do his best to promote the interests of the Company and Group Companies.

(c)	During the Employment, the Executive will comply with the following:

(i)	the provisions of the Criminal Justice Act 1993 or any other legislation relating to insider trading or market abuse; and

(ii)	the rules of any other relevant recognised investment exchange; and

(iii)	all rules issued by the Company and any Group Company in relation to owning or trading securities.

(d)
The Executive acknowledges that he is in the position of a fiduciary having regard to the nature and seniority of his position and owes a duty to disclose to the Company his own misdeeds and those of any other person employed or engaged by the Company or any Group Company.

(e)
The Executive will notify the Chief Executive Officer of the Parent Company immediately if he becomes aware of any matter which does or which might adversely affect the interests of the Company or any Group Company giving all necessary particulars.

5	Hours of work

(a)
There are no normal hours of work for the Executive’s appointment. He will work whatever hours are necessary to carry out his duties properly. He shall not be entitled to additional remuneration for working outside normal office hours of the Company and any Group Company.

(b)
The Executive agrees that the limit on working time in Regulation 4(1) of the Regulations will not apply to his Employment (the “Opt-Out”). The Executive may (subject to the provisions of the Regulations and without prejudice to the other terms of this Agreement) give three months written notice to the Company that he wishes to withdraw his agreement to the Opt-Out.

6
Place of work. The Executive will be based at the Company’s office in London. The Company reserves the right to change the Executive’s place of work to another location in the United Kingdom. The Executive may be required to travel both throughout and outside the United Kingdom.

7	Compensation

(a)
Base Salary. The Company shall pay the Executive an annualized base salary of £250,000 (the “Base Salary”) in equal monthly instalments in arrears. Currently payment is made on or around the 21st of each calendar month. Salary will accrue from day to day and will be calculated on the basis of 260 working days per annum. The Base Salary shall be reviewed periodically by the Board’s Compensation Committee (the “Compensation Committee”) and, in the sole discretion of the Compensation Committee, the Base Salary may be adjusted effective as of any date determined by the Compensation Committee. The Executive shall not receive any additional compensation from any Group Company. The Base Salary includes any fees to which the Executive may be entitled should be serve as a director of the Company or any Group Company.

(b)
Bonus. Subject always to any legal or regulatory obligations applicable to the Company for the time being and any steps which the Company considers to be appropriate to comply with such obligations, during the Employment, the Executive shall be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by the Company from time to time, including those maintained by the Parent Company and adopted by the Company, in whole or in part, for the executive officers of the Company (each, an “Incentive Compensation Plan” and payments thereunder, “Incentive Compensation”). The Executive’s target and maximum compensation under, and his performance goals and other terms of participation in, each Incentive Compensation Plan shall be determined by the Compensation Committee in its sole discretion. Save as otherwise set out in this Agreement, any such Incentive Compensation is not guaranteed and is contingent upon the Executive and the Parent Company achieving established deliverables or other goals. Any such Incentive Compensation shall not be considered “earned” by the Executive until the Company has allocated payment to be made to the Executive for any performance period. Payment under any such Incentive Compensation Plan shall be made, if at all, after the close of the relevant performance period in accordance with the Company’s normal bonus procedures then in effect. Notwithstanding anything herein to the contrary, to the extent permitted or required by governing law, the Compensation Committee shall have discretion to adjust the Executive’s compensation for the following year to account for, or to require the Executive to repay to the Company, the amount of any Incentive Compensation to the extent the Compensation Committee or the Board determines that such Incentive Compensation was not actually earned by the Executive due to (%3) the amount of such payment being based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (%3) the Executive having engaged in fraud, gross negligence or intentional misconduct; or (%3) the Executive having deliberately misled the market or the Company’s stockholders regarding the financial performance of the Company or any Group Company. Neither eligibility to participate nor payment of bonus in respect of any previous period gives rise to any right, expectation or entitlement for the Executive to receive any future payment or as to the amount of any such payment. The Company and the Parent Company, as applicable, reserve the right to amend the terms of such Incentive Compensation Plan at any time, including during any performance period. Any Incentive Compensation Plan paid will not be taken into account in calculating pension contributions under clause 9. The Executive acknowledges that it is possible that the Company may exercise its discretion to award to him nil Incentive Compensation. Without limiting the foregoing, the Executive acknowledges that he is not eligible to receive any discretionary cash bonus in respect of 2017.

(c)
At any time, the Company may deduct all or part of any sums owed by the Executive to the Company or any Group Company including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by him or salary paid in respect of excess holiday taken at the Termination Date from any sums due from the Company to the Executive (whether during the Employment or after the Termination Date) and without prejudice to the Company’s other rights and remedies.

(d)
Equity. During the Employment, the Executive will be eligible to participate in all long-term equity incentive programs made available to other executive officers and that are established by the Company for its employees, including the 2015 Omnibus Incentive Compensation Plan (or a successor thereto) of the Parent Company, at levels determined by the Compensation Committee in its sole discretion commensurate with the Executive’s position. All equity grants made to the Executive will vest in accordance with a vesting schedule that is consistent with other grants under the 2015 Omnibus Incentive Compensation Plan (or successor plan) of the Parent Company and will be subject in all respects to the terms of the 2015 Omnibus Incentive Compensation Plan (or successor plan) of the Parent Company and the agreement evidencing such grant.

8
Benefits. On completing the Probationary Period to the Company’s satisfaction, the Executive shall be entitled to participate in any and all benefit programs and arrangements generally made available by the Parent Company and Company to executive officers, including, but not limited to, pension plans, private medical cover, death in service benefit and life insurance plans for which the Executive may be eligible during the Term.

9	Pension and life assurance.

(a)
The Executive may become a member of the Company’s Group Personal Pension Plan, subject to satisfying the eligibility criteria and subject always to the rules of the plan from time to time. Full details of the plan can be obtained from Human Resources.

(b)	The Company will comply with the employer pension duties in respect of the Employment in accordance with Part 1 of the Pensions Act 2008 and such other statutory duties as may arise from time to time.

(c)	A contracting-out certificate pursuant to the provisions of the Pension Schemes Act 1993 is not in force for the Employment.

(d)
The Company will provide the Executive with life assurance cover to assure a sum equal to four times his Base Salary, payable if he dies during the Employment subject to HM Customs & Revenue limits and to clause 12 (Conditions Applicable to Insured Benefits).

10
Private Medical Insurance Scheme. Subject to clause 12 (Conditions Applicable to Insured Benefits), the Executive and eligible family members are eligible to join the Company’s private medical insurance scheme.

11
Permanent Health Insurance. Subject to clause 12 (Conditions Applicable to Insured Benefits), the Executive is eligible to join the Company’s permanent health insurance scheme, subject to the terms and conditions of the scheme, in force from time to time. The provision of permanent health insurance does not restrict the Company’s rights to terminate the Executive’s Employment in accordance with the terms of this Agreement. All rights of the Executive to receive salary and benefits under this Agreement shall cease in respect of any period during which the Executive is entitled to receive benefits under the permanent health insurance scheme.

12	Conditions Applicable to Insured Benefits.

(a)
The terms of this clause 12 apply to the benefits referred to in clauses 9 (Pension and Life Assurance), 10 (Private Medical Insurance Scheme) and 11 (Permanent Health Insurance) (the Insured Benefits).

(b)
The Executive’s participation in the Insured Benefits is subject to the terms of the relevant scheme in force from time to time. The Executive acknowledges that the decision on whether, and if so, to what extent, benefits may be provided to him in respect of Insured Benefits will be taken by the scheme insurer. The Executive agrees that he will have no claim against the Company or any Group Company relating to the provision of Insured Benefits.

(c)
The Executive’s participation in the Insured Benefits (and any other insurance-related benefit scheme in which he may participate from time to time) is subject to the normal underwriting requirements of the relevant scheme in force from time to time.

(d)
The Executive will not be eligible for any Insured Benefit in respect of which cover is not available from the Company’s chosen insurer or is only available from such insurer subject to additional premiums or conditions.

(e)
Eligibility for some benefits is conditional on the Executive being an employee of the Company either at a specified time (or times), or for a period (or periods) in respect of which benefit is paid. For the avoidance of doubt, the Company may dismiss the Executive at any time, and for any reason in accordance with the terms of this Agreement, even if this results in the Executive losing any current or prospective entitlement to any Insured Benefits.

(f)
The Insured Benefits are provided subject to the terms, including for the avoidance of doubt, eligibility criteria, of the insurance policies taken out by the Company and in force from time to time. The Company will not provide any Insured Benefit if the relevant insurer does not accept its liability to make the relevant payment under the terms of the relevant policy. Copies of the relevant policies are available on request.

(g)
Third party providers (e.g. insurers or pension providers) may from time to time provide additional information to the Executive. The Company does not accept responsibility for the accuracy of any such third party information and such information does not form part of the Executive’s contract of employment.

(h)
The Company may vary, replace or withdraw the provision of any of the Insured Benefits at its absolute discretion. The Company will be under no obligation to provide any compensation or any other benefit if it, at any time and for any reason, exercises such discretion.

13	Holiday.

(a)	The Company’s holiday year runs from 1 January to 31 December each year (Holiday Year). The Executive is entitled to a minimum 25 days paid annual holiday during each complete Holiday Year.

(b)
In addition to his annual holiday entitlement, the Executive is entitled to paid holiday in respect of the usual 8 public holidays in England and Wales. The Company reserves the right to require the Executive to work on a public holiday from time to time. The Executive will be given one day’s paid leave in lieu of such public holiday and for which he will be paid at the rate of his Base Salary.

(c)
All holidays must be approved in advance by the Chief Executive Officer of the Parent Company. The Executive must comply with the Company’s holiday request procedure in respect of any proposed holiday dates, as outlined in the Employee Handbook from time to time.

(d)
For the purposes of calculating holiday entitlement during the year in which the Employment with the Company commences or terminates, annual entitlement will be pro-rated and rounded up to the nearest half day, based on the number of completed months’ service during that Holiday Year.

(e)
If, on the termination of the Employment with the Company for whatever reason, the Executive has taken more holiday than his accrued entitlement at such date, the Company shall be entitled to deduct from any payments due to him, an amount in respect of holidays taken in excess of the Executive’s accrued entitlement. If the holiday the Executive has taken is less than his accrued pro-rated entitlement, he will be entitled to be paid in lieu in respect of such accrued but unused holiday entitlement subject to the terms of this Agreement. One day’s holiday pay is calculated as 1/260th of Base Salary.

(f)
The Company shall not pay in lieu of untaken holiday except on termination of employment. The Executive may only carry forward untaken holiday entitlement from one Holiday Year to the next to the extent permitted by Company policy as in effect from time to time.

(g)	The Company may require the Executive to take any unused holiday during any notice period given to terminate this Agreement.

14
Expenses. During the Employment, the Executive will be reimbursed for travel, entertainment and other out-of-pocket expenses reasonably incurred by the Executive on behalf of the Company in the performance of the Executive’s duties hereunder, so long as (a) such expenses are consistent with the type and amount of expenses that customarily would be incurred by similarly situated corporate executives in the UK; and (b) the Executive complies with the Company’s policies with respect to travel and expenditure, to include the timely provision of receipts for expenses.

15
Adherence to Company Policy. In addition to the terms of this Agreement, the Executive is bound by such other of the Company’s employment, compliance and workplace policies and procedures, notified to him from time to time, to the extent that these impose obligations on him, including, but not limited to, those set out in any Employee Handbook or Compliance Manual.

16	Sickness Absence and Reporting.

(a)
The Executive agrees to submit to a medical examination, at any time, if asked to do so by the Company. The Company will nominate a medical practitioner and meet all relevant charges. The Executive consents to the disclosure by such medical practitioner of the results of such examination to the Company, subject to the provisions of the Access to Medical Reports Act 1988 (if applicable).

(b)	If the Executive does not perform his duties for seven consecutive calendar days or more because of ill-health or injury, he will provide the Company with a medical certificate.

(c)
The Company will pay the Executive statutory sick pay in accordance with the Social Security Contributions and Benefits Act 1992. Any sick pay paid to the Executive in excess of statutory sick pay will be at the absolute discretion of the Company and will be deemed to include statutory sick pay.

(d)
If the Executive receives compensation for loss of earnings from a third party or health insurance scheme relating to a period during which he received or is receiving any payments from the Company, the Company may reduce any future amounts payable to him to reflect that compensation.

17	Termination.

(a)
Incapacity. The Company may terminate the Executive’s employment immediately if, as a result of ill-health or injury absence, the Executive is prevented from performing his duties for an aggregate period of more than 75% of the working days in any period of 6 consecutive months.

(b)	Death. The Executive’s employment with the Company will terminate upon the death of the Executive.

(c)
Termination with Cause. The Company may terminate the Executive’s employment at any time for Cause by providing written notice of such termination to the Executive. “Cause” means any of the following, as determined by the Board:

(i)
the Executive is guilty of dishonesty, or other gross misconduct, or gross incompetence or commits any serious or persistent breach of the terms of this Agreement, including, but not limited to, any breach of clause 26 (Regulatory Obligations); or

(ii)
the Executive acts in any way (whether in the course of his Employment or not) which, in the reasonable opinion of the Board brings or may bring him or the Company or any Group Company into disrepute; or

(iii)
the Executive becomes bankrupt, applies for or has a receiving order under Section 286 Insolvency Act 1986 made against him, or has any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

(iv)	the Executive is of unsound mind; or

(v)	the Executive engages in conduct which, in the opinion of the Board is unacceptable, or performs his duties in a manner which in the opinion of the Board is unacceptable, or

(vi)	the Executive is convicted of a criminal offence (other than a road traffic offence not punishable by imprisonment); or

(vii)	the Executive commits an offence under the Bribery Act 2010; or

(viii)	the continued employment of the Executive contravenes section 8 of the Asylum and Immigration Act 1996.

For purposes of determining Cause, with respect to subsections (i), (ii) and (v) above, if the action or inaction in question is susceptible of a cure, then no finding of Cause shall occur prior to written notice to the Executive setting forth in reasonable detail the action or inaction at issue, and the Executive’s failure to cure such condition following a cure period of no less than fifteen days; provided, however, that the foregoing notice requirement shall not apply with respect to a breach of clause 26 (Regulatory Obligations).

(d)
Termination Without Cause. The Company, at the direction of the Board, may terminate the Employment without Cause at any time upon no less than 90 days’ prior written notice or payment in lieu of notice pursuant to clause 3(b) above; provided, that, notwithstanding the foregoing, the Executive’s employment may be terminated at any time during the Probationary Period on one week’s prior written notice.

(e)
Resignation for Good Reason. The Executive may resign from his Employment with the Company for Good Reason by providing written notice to the Chief Executive Officer of the Parent Company that an event constituting Good Reason has occurred and the Executive desires to resign from his Employment as a result. Such notice must be provided to the Chief Executive Officer of the Parent Company by the Executive within 60 days following the initial occurrence of the event constituting Good Reason. After receipt of such written notice, the Chief Executive Officer of the Parent Company shall have a period of 30 days to cure such event; provided, however, the Chief Executive Officer of the Parent Company, may, at his or her sole option, determine not to cure such event and accept the Executive’s resignation, effective 30 days following such Chief Executive Officer’s receipt of the Executive’s notice that an event constituting Good Reason has occurred. If, in the reasonable judgment of the Executive, the Chief Executive Officer of the Parent Company does not cure the event constituting Good Reason within the requisite 30-day period, the Executive’s employment with the Company shall terminate on account of Good Reason 30 days following the expiration of such Chief Executive Officer’s cure period, unless the Chief Executive Officer of the Parent Company determines to terminate the Employment prior to such date. As used herein, “Good Reason” means that, without the Executive’s consent, any of the following has occurred:

(i)	a material diminution in the Executive’s authority, duties, responsibilities or job title;

(ii)	a relocation of the Company’s principal offices in London to a location that is not within the United Kingdom; or

(iii)	any action or inaction by the Company that constitutes a material breach by the Company of its obligations under this Agreement.

(f)
Resignation without Good Reason. The Executive may resign from his Employment with the Company without Good Reason (as that term is defined in clause 17(e)) at any time upon no less than 90 days’ prior written notice to the Chief Executive Officer of the Parent Company. Upon such notice of resignation, the Company may, at its sole option, accept the Executive’s resignation effective as of a date prior to the resignation date specified in the notice, and in such event, the earlier date will be the Termination Date.

18	Compensation Upon Termination.

(a)
Termination after the Probationary Period without Cause or Due to Incapacity or Death; Resignation with Good Reason. Upon termination of Employment at any time after the end of the Probationary Period pursuant to clauses 17(a), 17(b), 17(d) or 17(e), the Executive (or his estate, as applicable) will receive any Base Salary accrued and unpaid as at the Termination Date, any sums due pursuant to clause 13 (if any) and appropriate expense reimbursements as soon as practicable after the Termination Date. In addition, subject to the Executive’s (or his estate’s, as applicable) execution of a statutory settlement agreement on terms satisfactory to the Company and execution and non-revocation of the general release of claims on terms satisfactory to the Company, as well as the Executive’s compliance with clause 23 (Restrictions After Employment), Schedule 1, clause 19 (Confidentiality) and any other provisions which are expressed to apply on and following termination of Employment in this Agreement, the Company will also pay to the Executive (or his estate) an amount equal to 12 months of the Executive’s monthly Base Salary, which shall be paid in accordance with the Company’s normal payroll practices in equal installments over the 12-month period following Executive’s last day of employment and which shall commence as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than 60 days following the date of Executive’s last day of employment with the Company. The Company shall have no further obligations under this Agreement to the Executive (or his estate, as applicable).

(b)
Termination During Probationary Period or with Cause; Resignation without Good Reason. If (i) the Company terminates the Employment during the Probationary Period for any reason or, after the end of the Probationary Period, with Cause pursuant to clause 17(c), (ii) the Executive resigns without Good Reason pursuant to clause 17(f), or (iii) the Executive is entitled to the severance benefits pursuant to clause 18(a) and either he or his estate, if applicable, does not execute a statutory settlement agreement on terms satisfactory to the Company or does not execute or revokes a general release of claims on terms satisfactory to the Company, or is in material breach of clause 23 (Restrictions After Employment), Schedule 1, clause 19 (Confidentiality) and any other provisions which are expressed to apply on and following termination of Employment in this Agreement, then the Company will pay the Executive his Base Salary accrued and unpaid as of the Termination Date, any sums due under clause 13 (if any) and unpaid as of the Termination Date and appropriate expense reimbursements as soon as practicable and, following such payments, the Company shall have no further obligations under this Agreement to the Executive.

(c)
Nonrenewal of this Agreement. If the Executive or the Company provides written notice of non-renewal of this Agreement in accordance with clause 3 above, termination of the Employment in connection with the non-renewal of this Agreement shall not be deemed a termination without Cause or a resignation for Good Reason and no payments or severance benefits under clause 18 of this Agreement will be payable to the Executive.

19	Confidentiality.

(a)
During his Employment, the Executive will not use or disclose, directly or indirectly, any trade secrets or Confidential Information belonging to the Company or any Group Company, except to allow him to carry out his duties properly or as required by law.

(b)	The obligations contained in this clause 19 will continue to apply to the Executive after his Employment ends, for so long as the information referred to in clause 19 remains confidential.

(c)
During his Employment, the Executive will not make or store (in any form including on any website or web based database or networking site) any notes or memoranda relating to any aspect of the business of the Company or any Group Company (Memoranda) which are not for the benefit of the Company or Group Company. All Memoranda made by the Executive will belong to the Company.

(d)
The Company and any Group Company may, from time to time be entrusted with confidential or proprietary information, trade secrets or intellectual property belonging to third parties (Third Party Confidential Information). The Executive will comply with any contractual undertakings or obligations which the Company or any Group Company imposes on employees in respect of Third Party Confidential Information. The Executive will enter into any confidentiality undertaking with any third party that the Company or any Group Company may require.

20	Garden Leave

(a)	At any time after the Company or the Executive has given notice to terminate the Employment, the Company may exercise all or any of the following rights:

(i)	change the Executive’s duties in whatever way it decides is appropriate;

(ii)	totally withdraw all the Executive’s powers and responsibilities;

(iii)	withdraw or limit the access of the Executive to any of the IT or other systems of the Company or any Group Company;

(iv)
require that the Executive does not contact or communicate with any current, past or prospective clients, employees or suppliers of the Company or any Group Company about any aspect of the business of the Company or any Group Company;

(v)	prohibit the Executive from entering any premises of the Company or any Group Company;

(vi)	require the Executive to carry out his duties (including those specified in this clause) from home;

(vii)
appoint another person or persons to act jointly with the Executive in discharging his duties (whether as an employee or officer of the Company or any Group Company) to replace the Executive in any office from which he has resigned;

(viii)	require the Executive to assist in a proper handover of his duties and responsibilities (including clients, prospects and business) to another employee of the Company;

(ix)	require the Executive to keep the Company informed of his whereabouts so that he may be called upon to perform any duties as required by the Company;

(x)	require that the Executive complies with any or all of his obligations under clause 22 (Return of Property), for a maximum period of six months (the Garden Leave Period).

(b)	At any time during the Garden Leave Period, the Board may require the Executive to resign immediately from any directorship or other office that he may hold with the Company and any Group Company.

(c)	During any Garden Leave Period, unless the Chief Executive Officer of the Parent Company agrees otherwise, the Executive will not:

(i)	do any work, whether paid or unpaid, for any third party;

(ii)	hold himself out as a director or other officer of the Company or any Group Company if he no longer holds office with such company;

(iii)	make any comment to any person about the change to his duties, except to confirm that he is on Garden Leave.

(d)
The Executive acknowledges that he will remain employed by the Company on the terms of this Agreement during any Garden Leave Period and, in particular, he remains bound by the express obligations contained in this Agreement except as varied by this clause 20 and by the implied obligations of honesty, loyalty and good faith and confidentiality owed by an employee to his employer. The Executive will make himself available to the Company and any Group Company, in person, on the telephone or otherwise as the Company may direct, during normal working hours.

(e)
If the Executive fails to make himself available to work during any Garden Leave Period other than as agreed with the Chief Executive Officer of the Parent Company, the Company may deduct one day’s salary for each day of absence during such notice period and without prejudice to the rights of the Company in respect of breach by the Executive of the terms of this Agreement.

(f)	The Company will continue to pay the Executive’s Base Salary and provide contractual benefits during any Garden Leave Period as long as he complies with his obligations under this Agreement.

(g)
During the Garden Leave Period, the Company reserves the right to terminate the employment of the Executive by giving notice to make a payment to the Executive in lieu in accordance with clause 3(b) above in respect of any unexpired period of notice given or deemed by the Company to be given.

(h)	The Company’s rights under this clause are distinct from the Company’s right to suspend the Executive to investigate any allegations against him in accordance with subsection 20(i) below (Suspension).

(i)
Suspension. The Company may suspend the Executive for a reasonable period to investigate any allegations of the Executive’s involvement in any allegation of Cause or any misconduct or alleged breach of the terms of this Agreement and pending any disciplinary decision. During any period of suspension, the Executive will continue to receive his Base Salary and contractual benefits provided that he remains ready, willing and able to work. For the avoidance of doubt, if the Executive is not available for work through sickness, ill-health or otherwise, then he shall have no right to receive his Base Salary or contractual benefits save as set out in this Agreement. During the period of suspension, the Executive will not attend work but will provide whatever co-operation and assistance the Company may require to allow it to complete its investigations. The Executive will not take any holiday while he is suspended unless the Chief Executive Officer of the Parent Company expressly allows him to do so.

21	Inventions, Ideas, Processes and Designs.

(a)
The Executive acknowledges that in the course of the Employment and as part of his duties he may conceive or make, individually or with others, certain inventions, ideas, discoveries, developments, writings, designs, drawings, improvements and innovations, whether or not patentable, or capable of registration (collectively Inventions); and he may develop or produce, individually or with others, certain works in which copyright and/or unregistered design right will subsist in various media, including but not limited to electronic materials (collectively, Creative Works), and agrees that he will promptly disclose in writing to the Company all Inventions and Creative Works.

(b)
Intellectual Property means patents, trademarks and service marks, rights in designs, trade or business names, copyrights (including rights in computer software), database rights (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

(c)
The Executive acknowledges that any Inventions or Creative Works and any and all Intellectual Property subsisting or which may in the future subsist in such Inventions or Creative Works whether or not conceived or made during working hours, including, without limitation, those which:

(i)	relate in any manner to the business of the Company or any Group Company or to its actual or demonstrably anticipated activities; or

(ii)	result from or are made in the course of the Executive’s employment by the Company; or

(iii)	involve the use of any equipment, supplies, facilities, Confidential Information, documents, Intellectual Property or time of the Company or any other Group Company, will on creation vest in and be the exclusive property of the Company in the United Kingdom or any other part of the universe and where the same does not automatically vest as aforesaid and the Executive agrees to assign the same to the Company (or as it may direct) or in the case of any future copyright in the same the Executive hereby assigns such copyright to the Company.

(d)	The Executive agrees that, without limitation to the foregoing:

(i)	any Invention disclosed by the Executive to a third person or described in a patent or registered design application filed by the Executive or on the Executive’s behalf; and

(ii)	any Creative Work disclosed to a third person, published or the subject of an application for copyright or other registration filed by the Executive or on the Executive’s behalf, during or within six months following termination of the Employment will be presumed to have been written, developed, produced, conceived or made by the Executive during the Employment,

unless proved by the Executive to have been written, developed, produced, conceived or made by the Executive following the termination of the Employment.

(e)
The Executive hereby irrevocably waives any rights which he may have in the Inventions or the Creative Works which are or have been conferred on him by chapter IV of Part I of the Copyright, Designs and Patents Act 1988 headed “Moral Rights” and by any other laws of a similar or equivalent nature in any of the countries of the world.

(f)
The Executive will also, at the Company’s request and expense, execute specific assignments of any Inventions or Creative Works and execute, acknowledge and deliver such other documents and take such further action as the Company may require, at any time during or subsequent to the period of the Employment, to vest or evidence title in Inventions or Creative Works in the Company (or as it may direct) and to obtain, maintain and defend the Intellectual Property in the Inventions or Creative Works in any and all countries or to otherwise give effect to the provisions of this Agreement.

(g)
The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 21 and acknowledges in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

22	Return of Property.

(a)	At any time during the Employment, including during any Garden Leave Period, the Company may require the Executive to (and will in any event on the termination of the Employment) for whatever reason:

(i)
return promptly to the Company all Confidential Information and all original and copy books, documents, records, correspondence, papers, information, software, data, and any other information-storing medium belonging or relating to the business of the Company or any Group Company; and any other property, equipment, keys, hardware belonging to the Company or any Group Company or belonging to any third party which has provided such property to the Company or any Group Company for the use of that company which is in his possession or under his control.

(ii)
permanently delete from any mobile telephone, personal or laptop computer, PDA, tablet or other mobile device, any internet or web-based account or facility (including any business or social networking site, including but not limited to LinkedIn, Facebook, Google + or Twitter) (“Relevant Media”) or other information storing medium all data, client or prospective client or customer contact details or profiles, documents and information belonging to or obtained from or prepared for the Company or any other Group Company or any of its or their respective customers, clients, investors or advisers.

(b)
During or at any time after the Employment ends, the Executive will co-operate with any request from the Company to disclose, provide and facilitate access (including by providing passwords) to any Relevant Media or other website or web based directory, any computer, mobile device, organiser or other equipment in his possession, or under his control, which contains Confidential

Information or other information or material belonging or relating to the Company or any Group Company or any of their clients, employees or suppliers. This obligation applies to equipment owned by the Company, any Group Company, the Executive or anyone else. The Executive will permit the Company to inspect, copy, amend or remove any material relating to the business of the Company or any Group Company.

(c)	The Executive will confirm in writing that he has complied fully with his obligations under this clause, if required to do so by the Company.

23	Restrictions After Employment.

(a)
The Executive recognises that, whilst performing his duties for the Company and any Group Company, he will have access to trade secrets and confidential information belonging to the Company and Group Companies and will obtain personal knowledge of and influence over its or their clients, partners, suppliers and employees. The Executive therefore agrees that the restrictions in Schedule 1 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and Group Companies.

(b)
The Executive agrees that if he receives any offer of employment or other work, either during the Employment or during the Restricted Period (as defined in Schedule 1 of this Agreement), he will give the person offering the employment or other work a copy of this Agreement and will draw their attention to clauses 24 (Other Activities during Employment), 20 (Garden Leave) and 23 (Restrictions after Employment) and to Schedule 1 in particular.

24	Other Activities During Employment.

(a)
During his Employment the Executive will not, in any capacity, be involved in providing services, directly or indirectly, to any other person in respect of any other business, trade or occupation unless he has first obtained the prior written consent of the Chief Executive Officer of the Parent Company.

(b)	The restriction in clause 24(a) will not prevent the Executive from holding up to 3% of any securities in any company, whether or not the securities are quoted on any recognised investment exchange.

(c)
The Executive will not during the Employment without the prior written consent of the Chief Executive Officer of the Parent Company whether alone or jointly with or on behalf of any person whether directly or indirectly and in any capacity be involved in the preparation, planning, creation or establishment of any business which competes or intends to compete with any business of the Company or any Group Company in which the Executive is or has been involved at any time in the course of the Employment.

25	Use of Business or Social Media.

(a)	The Executive may in the course of the Employment use or access internet or web-based accounts or facilities (including any Relevant Media (as defined above)) provided that:

(i)	all accounts used or held by him in Relevant Media must be separate and distinct from any personal accounts used or held by him in Relevant Media;

(ii)	all data or information held or maintained by him in Relevant Media shall be the property of the Company;

(iii)	all data or information held or maintained by him in Relevant Media must be backed up or stored on and properly accessible through the internal database or systems of the Company;

(iv)
he must maintain and update a record of all Relevant Media and report and regularly update such records to be sent in writing to the Company each Relevant Media account which the Executive opens; all user details, logins, passwords or similar held by you from time to time in respect of any Relevant Media; and each Relevant Media account which you close.

26	Regulatory Obligations.

(a)
It is a condition of the Employment that, if and insofar as is applicable to the Executive, he is and remains, at all material times, a fit and proper person for the purposes of the FCA Handbook of Rules and Guidance and any similar regulatory requirements (FCA Handbook) and that the Executive will observe and comply with all policies and compliance rules of the Company or any Group Company applicable to employees generally as in effect from time to time.

(b)	Without prejudice to the other terms of this Agreement:

(i)
the Company will be entitled to summarily terminate the Employment without notice or payment in lieu of notice in the event that the Executive should cease to be a fit and proper person for the purposes of the FCA Handbook;

(ii)	the Executive will comply with the principles governing the conduct of individual employees in controlled positions as set out from time to time in the FCA Handbook;

(iii)
the Executive will comply with and assist the Company and any Group Company in ensuring compliance with the regulatory obligations imposed upon it (or them) and their employees from time to time including under the FCA Handbook;

(iv)
if the Executive is found to have submitted any false or misleading information to the Company in connection with his application for employment with the Company or its predecessor, then the Company may terminate the Employment summarily and without notice or payment in lieu of notice;

(v)
the Executive will attend such training courses, lectures and workshops as the Company may from time to time reasonably require for the purpose of maintaining his skills, knowledge and expertise, including those set out in the FCA Handbook applicable to him from time to time;

(vi)	the Executive will promptly bring to the attention of the Company any breach of FCA or other regulatory guidelines, rules or principles whether such breach has been committed by him or another person.

27	Data Protection.

(a)
The Executive confirms he has read and understood the Company's Communications Systems Policy and other IT policies relating to data protection, copies of which are set forth on the MyGAIN Internet portal maintained by the Parent Company. The Company may change these policies at any time and will post updated policies as appropriate.

(b)
The Executive consents to the Company and any Group Company holding and processing (both electronically and manually) personal data, including sensitive personal data (“Data”), relating to him for the purposes of business, personnel and pensions administration and management and for compliance with any laws and regulations applicable to the Company or any Group Company.

(c)
For the purposes of the Data Protection Act 1998 (“DPA”), the Company is a Data Controller and may process personal data during the course of the Executive’s Employment to enable it to carry out its function properly. The Executive authorises the Company in accordance with the provisions of the DPA and any regulations made under it to process Data relating to him and, where appropriate, to transfer process and store such Data outside the European Economic Area (as defined from time to time).

(d)
The Company will from time to time engage third parties (“Data Processors”) to store, manage and process Data both within and outside the European Economic Area. The Executive authorises the Company as Data Controller in accordance with the provisions of the DPA and any regulations made under it to utilise Data Processors as and when required.

28
Severability. The provisions of this Agreement and the attached Schedules are severable. If any provision (or any identifiable part of any provision) is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions.

29	Statutory Particulars. The statutory particulars of employment to which the Executive is entitled under the Employment Rights Act 1996 are contained in this Agreement and the attached schedule 2.

30
Third Parties. Only the parties to this Agreement and any Group Company may enforce and take the benefit of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999, subject to the terms of this Agreement. Pursuant to the Contracts (Rights of Third Parties) Act 1999, no other person may enforce the terms of this Agreement against the Company.

31
Unfair Contract Terms Act 1977. The Executive acknowledges that he has had the opportunity to receive independent legal advice on the terms of this Agreement prior to entering into this Agreement and, in the light of that advice the Executive acknowledges that the terms of the Agreement are reasonable in the circumstances.

32
Complete Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, benefits and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company. The Executive confirms that he has not been persuaded to enter into this Agreement by any representation which is not set out in the Agreement. The Executive waives all his rights arising from any representation given in connection with this Agreement, other than his rights to claim a breach of the terms of this Agreement. This waiver of rights does not apply to any fraudulent representation.

33	Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

34	Governing Law. This Agreement will be governed by and construed in accordance with the laws of England and each of the parties submits to the exclusive jurisdiction of the English courts.

35
Notices. Any notice to be given under this Agreement must be given in writing. Notice given to the Company must be delivered by hand or by first class post addressed to the General Counsel of the Parent Company at Bedminster One, Suite 11, 135 US Hwy 202/206, Bedminster New Jersey, United States of America, 07921. Notice given to the Executive must be given to him personally or sent by first class post to his last known residential address. The Executive must inform the Company in writing of his residential address for the time being. Notices served by post will be deemed to be served on the second business day after the date of posting.

36	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first written above.

GAIN CAPITAL UK LIMITED

By:     /s/ Nigel Rose
Name: Nigel Rose
Title: Director

By:     /s/ Alastair Hine

Schedule 1
Restrictions

1
The Executive agrees that, during the period of twelve months following the Termination Date (reduced by a period equal to the length of any Garden Leave Period imposed in accordance with clause 20 (Garden Leave)), he will not be involved, directly or indirectly, whether on his own or in conjunction with any Restricted Person, in any capacity in any business activity which competes or which intends to compete with any Restricted Business.

2	The Executive agrees that, during the Restricted Period, he will not act in competition with any Restricted Business directly or indirectly, in any capacity by:

2.1	soliciting or enticing away or endeavouring to solicit or entice away from the Company or any Group Company any Client, Prospective Client, Partner or Prospective Partner;

2.2	doing business with, or otherwise dealing with, any Client, Prospective Client, Partner or Prospective Partner;

2.3	soliciting or enticing away from or endeavouring to solicit or entice away from the Company or any Group Company any Key Employee;

2.4	employing or engaging or otherwise facilitating the employment or engagement of any Key Employee;

2.5	interfering with the arrangements between the Company or any Group Company and any Supplier.

3	The Executive agrees that he will not at any time following the Termination Date:

3.1	Represent himself as being connected with the Company or any Group Company in any capacity;

3.2
make or cause to be made to any person in any circumstances any comments which are (or which might reasonably be considered to be) disparaging or derogatory of the Company or any Group Company or any of its or their respective officers, employees, consultants, shareholders or agents.

4
If at any time prior to the expiration of the Restricted Period the Executive receives any offer from or on behalf of any third party to be involved (or if he is engaged in any discussions with any third party with a view to being involved) in any capacity in any business or concern which competes (or which intends to compete) with the Company or any Group Company, the Executive shall forthwith provide to such third party a copy of this Schedule and shall inform the Company in writing of the identity of such third party as soon as reasonably practicable following acceptance of any offer of or agreement to any such involvement.

5	The Company accepts, as trustee for each Group Company, the benefit of all undertakings given by the Executive in this Schedule to any Group Company.

6
The provisions of this Schedule shall apply only in respect of any business of the Company or any Group Company in respect of which the Executive was either materially involved or in respect of which the Executive had access to Confidential Information or for which the Executive was responsible at any time during the Relevant Period.

7
None of the restrictions in this Schedule shall prevent the Executive from holding an investment by way of shares or other securities of not more than 3% of the total issued share capital of any company, whether or not listed or dealt in on a recognised stock exchange.

8
The provisions of this Schedule are severable and if any provision or identifiable part is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of this Schedule. Whilst the restrictions and defined expressions in this Schedule are regarded by the parties as fair and reasonable, if any such provision is held to be unreasonably wide but would be valid if part of the wording were deleted, that restriction or definition will apply with so much of the wording deleted as may be necessary to render it valid.

9	For the purposes of this Schedule, the following words have the meanings set out below:
Confidential Information means Confidential Information as described in clause 1 (Definitions) of the Agreement;
Client means any person with whom the Company or any Group Company

(a)	has, at the Termination Date, arrangements in place pursuant to which the Company or any Group Company supplies goods or services; or

(b)	with whom the Company or any Group Company has been in the habit of dealing at any time during the Relevant Period; and

(c)	in relation to whom the Executive had access to Confidential Information at any time during the Relevant Period; or

(d)	with whom the Executive has had personal contact or dealings in the course of his Employment at any time during the Relevant Period;
Key Employee means any person who is employed or engaged to provide services personally at the Termination Date by the Company or any Group Company, and who, during the Relevant Period, had material contact with the Executive; and

(a)	who reported to the Executive; or

(b)	who had material contact with clients or suppliers of the Company or any Group Company in the course of his or her employment; or

(c)	who was a member of the Board or reported directly to a member of the Board; or who was a member of the senior management team of the Company or any Group Company; or

(d)	whose job duties involved research and development to a material extent; and

(e)	who, by reason of his or her seniority and expertise, knowledge of trade secrets and Confidential Information, or knowledge of and influence over Clients or Prospective

Clients of the Company and any Group Company is likely to be able to materially influence, assist or benefit any business which is or intends to be a competitor of the Company and any Group Company.
Partner means those having business dealings with the Company and any Group Company, including dealers, traders, distributors, sales representatives and wholesalers.
Prospective Client means any person to whom, during the Relevant Period, the Company or any Group Company has offered to supply goods or services, or to whom the Company or any Group Company has provided details of the terms on which it would or might be willing to supply goods or services, or with whom the Company or any Group Company has had any negotiations or discussions regarding the possible supply of goods or services; and in each case:

(a)	with whom the Executive has had personal contact or dealings in the course of his Employment at any time during the Relevant Period; or

(b)	in relation to whom the Executive had access to Confidential Information at any time during the Relevant Period.
Prospective Partner means any person to whom, during the Relevant Period, the Company or any Group Company has offered to conduct business, or to whom the Company or any Group Company has provided details of the terms on which it would or might be willing to conduct business, or with whom the Company or any Group Company has had any negotiations or discussions regarding the possible conducting of business; and in each case:

(a)	with whom the Executive has had personal contact or dealings in the course of his Employment at any time during the Relevant Period; or

(b)	in relation to whom the Executive had access to Confidential Information at any time during the Relevant Period.
Restricted Business means any business or prospective business of the Company or any Group Company at the Termination Date in which the Executive was materially involved or in respect of which the Executive had access to Confidential Information or for which the Executive was responsible at any time during the Relevant Period;
Relevant Period means, where the Executive’s duties, powers and responsibilities are totally withdrawn in accordance with clause 20 (Garden Leave), the period of two years immediately before the start of the Garden Leave Period (as defined in the Agreement); and otherwise, the period of two years ending on the Termination Date, and in either case, the period of the Executive’s Employment if he has been employed by the Company for less than two years.
Restricted Period means the period of 12 months immediately following the Termination Date, reduced by a period equal to the length of any Garden Leave Period imposed in accordance with clause 20 (Garden Leave).
Restricted Person means any person employed or engaged as a director or as a manager or member of the senior management team of the Company or any Group Company at any time during the Employment or during the Relevant Period and any other person whom the Company may inform the Executive in writing is a “Restricted Person” for the purposes of this Agreement;

Supplier means any person with whom the Company or any Group Company has, at the Termination Date, arrangements in place for the supply of goods or services to the Company or any Group Company.
Termination Date means the date on which the Employment ends for whatever reason.

Schedule 2
Statutory Particulars

1.	Continuity of Employment

(a)	The Executive’s statutory period of continuous employment with the Company began on 3 November 2017.

(b)	No other period of employment with any previous employer will be treated as continuous with the Executive’s Employment by the Company.

2.	Grievance and Dismissal

(a)
If the Executive has a grievance relating to his Employment, he should raise it in the first instance with the Chief Executive Officer of the Parent Company. If the matter is not satisfactorily resolved, he may raise it with the Chairman of the Board, whose decision will be final.

(b)
There is no formal disciplinary procedure applicable to the Executive’s Employment. If he is dissatisfied with any disciplinary decision taken against him he should appeal to the Chairman of the Board. The Chairman’s decision will be final.

(c)
For the avoidance of doubt, the grievance, dismissal and disciplinary procedures of the Company from time to time in force do not form part of the contract of employment of the Executive or otherwise have contractual force and effect unless otherwise stated.

3.	Collective Agreements
There are no collective agreements which directly affect the terms and conditions of the Employment.